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                                  EXHIBIT 23.1



We consent to the incorporation by reference in the Registration Statements (Form S-8 No.33-91296 and Form S-8 No. 333-56125) pertaining to the Bull Run Corporation 1994 Long Term Incentive Plan and the Registration Statement (Form S-8 No. 33-91298) pertaining to the Bull Run Corporation Non-Employee Directors' 1994 Stock Option Plan of our reports dated February 9, 1999, except as to Notes 4 and 7 to the financial statements, for which the date is March 24, 1999, with respect to the consolidated financial statements and schedule of Bull Run Corporation included herein or incorporated by reference in the Annual Report (Form 10-K) of Bull Run Corporation for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                            /s/ ERNST & YOUNG LLP

Atlanta, Georgia
March 26, 1999